FOR IMMEDIATE RELEASE

Company Contacts:

Investor Relations:
Ed Lockwood
Sr. Director, Investor Relations
408.875.9529
ed.lockwood@kla-tencor.com

Media:
Meggan Powers
Sr. Director, Corporate Communications
408.875.8733
meggan.powers@kla-tencor.com

KLA-TENCOR CORPORATION Board of Directors authorizes an additional 15 million share repurchase

San Jose, Calif., June 30, 2008-KLA-Tencor Corporation (NASDAQ: KLAC) today announced that its Board of Directors authorized the repurchase of 15 million of the company's outstanding shares. Subject to market conditions, the repurchase of these 15 million shares is expected to be completed within 15 months. This 15 million share repurchase authorization is in addition to previous authorizations.

About KLA-Tencor:  KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries.  Headquartered in San Jose, California, the Company has sales and service offices around the world.  An S&P 500 company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC.  Additional information about the Company is available at http://www.kla-tencor.com.